UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2013

IPOWorld

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54492

Nevada	27-3088652
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Balgriststrasse 106a, Zürich, Switzerland	8008
(Address of principal executive offices)	(Zip Code)

(41) (0) 78824 3999

(Registrant’s telephone number, including area code)

General Cleaning and Maintenance

(Former name or former address, if changed since last report)

Copies of Communications to:

Law Offices of Thomas C. Cook, Ltd.

500 N. Rainbow, Suite 300

Las Vegas, NV 89107

(702) 221-1925

Fax (702) 221-1964

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8. Other Events

On April 3, 2012, IPOWorld (“the Company” or “Registrant”) was issued the new stock symbol IPOW, as a result of a corporate name change to IPOWorld from General Cleaning and Maintenance. The Company is trading on the OTC-Bulletin Board. IPOWorld also has a new CUSIP number: 46264E 103.

IPOWorld recently formed a subsidiary, named ZiiPay, a Nevada corporation. This subsidiary is the first step in the development of the new business model of the company’s plan to combine international investment with American investors.

The Company believes the integration of international management and opportunity coupled together with American investment know-how will lead the way to future corporate developments and global corporate awareness.

Management has developed a three prong strategy to create maximum value for shareholders.

1.      Management, Mr. Theo Baldi, a multi-lingual resident of Switzerland, international business executive who controls and leads IPOWorld believes the Company provides him the opportunity to network to find business opportunities and expand the management team for the company. He believes good management is a good backbone for good investment.

2.      Share its American shareholder base with international management and corporate opportunities, demonstrated with its first project, ZiiPay. Ziipay offers a specialized mobile technology created in Singapore. This licensed technology will allow businesses to process credit card payments by way of mobile telephones and other mobile devices and/or computers.

3.      IPOWorld will become more valuable, as it continues to acquire other business opportunities, e.g. Ziipay. Management believes that not only will IPOWorld investors benefit from the Company’s business opportunities, but the equity in IPOWorld should grow to the point where the Company’s activities will attract new investors, once they become aware of the Company’s next business acquisition.

This Current Report is for informational purposes only and is neither an offer to purchase nor the solicitation of an offer to sell any securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IPOWorld Registrant

Date: April 5, 2013	/s/ Theo Baldi
Theo Baldi Chief Executive Officer